Back to Form 8-K
Exhibit 99.1

WellCare Announces Retirement of Glenn D. Steele, Jr., M.D. and
Paul E. Weaver from Board of Directors

TAMPA, Fla. (Feb. 25, 2019) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Glenn D. Steele, Jr., M.D. and Paul E. Weaver have notified the company’s board of directors that each intends to retire as a member of the board at the end of their current terms and will not stand for re-election at the company’s 2019 Annual Meeting of Shareholders.

Steele joined WellCare’s board of directors in 2009. During most of his tenure, Steele served as chair of the board’s healthcare quality and access committee. Weaver became a director in 2010. Since that time, he served as chair of the board’s audit, finance and regulatory compliance committee.

Chris Michalik, Chairman of the WellCare’s board of directors, said "Glenn and Paul helped to transform WellCare into the company we are today by leveraging their background and expertise. We are extremely grateful for their leadership and guidance during their 19 combined years at WellCare and appreciate their significant impact as instrumental advisors during their terms. Their dedication to our members and company serves as an example to all. On behalf of WellCare, we extend our sincere gratitude for their significant contributions."

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as individuals in the Health Insurance Marketplace. WellCare serves approximately 5.5 million members nationwide as of December 31, 2018. For more information about WellCare, please visit the company's website at www.wellcare.com.

CONTACTS:
Investor:	Media:
Beau Garverick 813-206-2329 beau.garverick@wellcare.com	Kimbrel Arculeo 813-206-5428 kimbrel.arculeo@wellcare.com
Matt Humphries 813-206-6096 matt.humphries@wellcare.com